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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2005 relating to the consolidated financial statements of The Immune Response Corporation for the year ended December 31, 2004 appearing in the Annual Report on Form 10-K of The Immune Response Corporation for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ LEVITZ, ZACKS & CICERIC
San Diego, California
September 2, 2005